EXECUTIVE EMPLOYMENT AGREEMENT

18 This Executive Employment Agreement (this "Agreement") is made as of the day of October 2004 by and among Mobilepro Corp., a Delaware corporation ("Mobilepro"), CloseCall America, Inc., a Maryland corporation (the "Company") and Tom Mazerski, a natural person, residing in Maryland ("Mr. Mazerski").

WHEREAS, the Company wishes to employ Mr. Mazerski as its Chief Executive Officer and Mr. Mazerski wishes to accept such employment;

WHEREAS, Mobilepro, the Company and Mr. Mazerski wish to set forth the terms of Mr. Mazerski's employment and certain additional agreements between Mr. Mazerski and the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

(1) Employment Period

The Company will employ Mr. Mazerski, and Mr. Mazerski will serve the Company, under the terms of this Agreement commencing October 18, 2004 (the "Commencement Date") for a term of two (2) years unless earlier terminated under Section 4 hereof. The period of time between the commencement and the termination of Mr. Mazerski's employment hereunder shall be referred to herein as the "Employment Period."

(2) Duties and Status

The Company hereby engages Mr. Mazerski as its Chief Executive Officer on the terms and conditions set forth in this Agreement. During the term of the Employment Period, Mr. Mazerski shall report directly to the Chief Executive Officer of Mobilepro and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Mr. Mazerski's position, commensurate with the authority vested in Mr. Mazerski pursuant to this Agreement and consistent with the governing documents of the Company. These duties include, but are not limited to: (i) Managing the day to day operations of the Company; (ii) assisting with the execution of the telco strategy, business plan and financial projections as developed and agreed to by the Company and Mobilepro; (iii) having responsibility for and managing the operational integration of the telco companies which Mobilepro, the Company or its affiliates acquires; (iv) identifying and recruiting additional personnel to build the Company, especially in the telco area; and (vi) handling such other leadership, administrative and managerial roles as is customary and appropriate for a company's Chief Executive Officer.

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(3) **Compensation and Benefits**

(a) *Salary.* During the Employment Period the Company and/or Mobilepro shall pay to Mr. Mazerski, as compensation for the performance of his duties and obligations under this Agreement, a base salary of Fifteen Thousand Dollars ($15,000) per month, payable semi-monthly, beginning October 18, 2004.

(b) *Insurance.* The Company or Mobilepro shall provide Mr. Mazerski with all health, dental, vision, life, AD&D, and disability insurance policies coverages that are provided to other senior staff.

(c) *Vacation.* The Company will provide Mr. Mazerski with three (3) weeks paid vacation per annum.

(d) *Bonus.* During the Employment Period, Mr. Mazerski shall be entitled to the following bonus:

(i) Mobilepro Telco Operations EBIDTA bonus. The Telco EBIDTA bonus shall be equal to 2.5% of Mobilepro's Adjusted EBITDA from all Telco Operations (as determined by the annual audit of Mobilepro's Telco Operations consistent with generally accepted accounting practices); payable within thirty (30) days of the conclusion of such audit. Adjusted EBITDA shall exclude one-time extraordinary expenses (as defined by GAAP) incurred by the Telco Operations of Mobilepro.

(e) *Equity.* As partial consideration for entering into this Agreement, Mobilepro hereby grants Mr. Mazerski an option under Mobilepro's 2001 Equity Performance Plan to acquire five hundred thousand (500,000) shares of Mobilepro's common stock at an exercise price of $0.225 per share (the "Option"). 250,000 shares shall vest upon Mobilepro's Telco Operations reaching $5,000,000 in Adjusted EBIDTA and the other 250,000 shares shall vest ratably over the twenty-four (24) month term of this Agreement, or immediately (i) if Mr. Mazerski's employment is terminated without cause or for good reason (as described in Section 4 hereof) or (ii) due to a Change of Control (as described in Section 5(a) hereof). All five hundred thousand (500,000) options for shares of common stock issued under the Mobilepro's 2001 Equity Performance Plan pursuant to this section 3(d) will have an exercise price of $0.225.

(f) *Business Expenses.* During the Employment Period, the Company shall promptly reimburse Mr. Mazerski for all appropriately documented and reasonable business and travel expenses incurred by Mr. Mazerski in the performance of his duties under this Agreement.

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(g) *Company Car.* The Company agrees to allow Mr. Mazerski to continue utilizing the Company car he has in his possession. Company agrees to reimburse Mr. Mazerski for all reasonable and business related out of pocket expenses for Company Car (i.e., gas, insurance, maintenance, etc.,) not to exceed $ 450 per month.

(4) Termination of Employment

(a) *Termination for Cause.* The Company may terminate Mr. Mazerski's employment hereunder for Cause (defined below). For purposes of this Agreement and subject to Mr. Mazerski's opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Mr. Mazerski's employment hereunder if such termination shall be the result of:

(i) a material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Mr. Mazerski and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition), which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(ii) the commission by Mr. Mazerski of any act of embezzlement, fraud, larceny or theft on or from the Company;

(iii) Substantial and continuing neglect or inattention by Mr. Mazerski of the duties of his employment or the willful misconduct or gross negligence of Mr. Mazerski in connection with the performance of such duties which remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(iv) The commission by Mr. Mazerski of any crime involving moral turpitude or a felony; or

(v) Mr. Mazerski's performance or omission of any act which, in the judgment of the Board, if known to the customers, clients, stockholders or any regulators of the Company, would have a material

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and adverse impact on the business of the Company.

(b) *Termination for Good Reason*. Mr. Mazerski shall have the right at any time to terminate his employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below). For purposes of this Agreement and subject to the Company's and Mobilepro's opportunity to cure as provided in Section 4(c) hereof, Mr. Mazerski shall have Good Reason to terminate his employment hereunder if such termination shall be the result of:

(i) The breach by the Company and/or Mobilepro of any material provision of this Agreement;

(ii) A requirement by the Company and/or Mobilepro that Mr. Mazerski perform any act or refrain from performing any act that would be in violation of any applicable law;

(iii) The assignment to Mr. Mazerski of any duties inconsistent in any material respect with Mr. Mazerski's position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities as contemplated by Section 2, or any other action by the Company and/or Mobilepro which results in a material diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company and/or Mobilepro promptly after receipt of notice thereof given by Mr. Mazerski; or

(iv) A requirement by the Company and/or Mobilepro that Mr. Mazerski be based at any office or location other than the Company's principal place of business as of the date of this Agreement: Chesapeake Bay Business Park, Suite 101A, Stevensville, Maryland 21666; provided, however, that if Mr. Mazerski does not exercise his right to terminate for Good Reason under this Section 4(b)(iv) and instead remains in the employ of the Company following a relocation of his place of employment, the Company and/or Mobilepro will promptly pay (or reimburse Mr. Mazerski for) all reasonable moving and moving-related expenses incurred by Mr. Mazerski as a consequence of a change of his principal residence in connection with any such relocation.

(c) *Notice and Opportunity to Cure*. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate

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Mr. Mazerski's employment for Cause and Mr. Mazerski's right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

(d) *Voluntary Termination.* At the election of Mr. Mazerski, upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

(e) *Termination Upon Death or Permanent and Total Disability.* The Employment Period shall be terminated by the death of Mr. Mazerski. The Employment Period may be terminated by the Board of Directors of the Company if Mr. Mazerski shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Mr. Mazerski's absence due to the disability or (ii) nine (9) months during any twelve-month period (a "Permanent and Total Disability"). If the Employment Period is terminated by reason of a Permanent and Total Disability of Mr. Mazerski, the Company shall give thirty (30) days' advance written notice to that effect to Mr. Mazerski.

(f) *Termination Without Cause.* At the election of the Company, otherwise than for Cause, upon not less than sixty (60) days written notice of termination.

(g) *Termination for Business Failure.* Anything contained herein to the contrary notwithstanding, in the event the Company's business is discontinued because continuation is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as

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the termination date hereof. In the event this Agreement is terminated pursuant to this Section 4(g), Mr. Mazerski will be entitled to severance pay and benefits commensurate with the severance pay and benefits provided to other senior staff of the Company and/or Mobilepro.

(5) Consequences of Termination

(a) *Without Cause or for Good Reason.* In the event of a termination of Mr. Mazerski's employment during the Employment Period by the Company other than for Cause pursuant to Section 4(f) or by Mr. Mazerski for Good Reason pursuant to Section 4(b) (*e.g.*, due to a Change of Control of Mobilepro, where Change of Control means: (i) the acquisition (other than from Mobilepro) in one or more transactions by any Person, as defined in this Section 5(a), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of Mobilepro, or (B) the combined voting power of the then outstanding securities of Mobilepro entitled to vote generally in the election of directors ("Mobilepro Voting Stock"); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of Mobilepro; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination of Mobilepro if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held Mobilepro Voting Stock; <u>provided</u>, <u>however</u>, that a Change of Control shall not include a public offering of capital stock of Mobilepro. For purposes of this Section 5(a), a "Person" means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by Mobilepro and corporations controlled by Mobilepro, the Company and/or Mobilepro shall pay Mr. Mazerski (or his estate) and provide him with the following:

(i) *Lump-Sum Payment.* A lump-sum cash payment, payable thirty (30) days after Mr. Mazerski's termination of employment, equal to the sum of the following:

1) Salary. The equivalent of the remaining months on the Employment Agreement or six (6) months (the "Severance Period") of Mr. Mazerski's then-current base salary, whichever is greater; plus

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2) *Earned but Unpaid Amounts.* Any previously earned but unpaid salary through Mr. Mazerski's final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Mr. Mazerski's termination of employment.

3) *Equity.* Mr. Mazerski shall retain all Option Shares vested at time of termination. All unvested Option Shares shall immediately vest and be retained by Mr. Mazerski. Mr. Mazerski shall have the benefit of the full ten-year option period to exercise such Option Shares.

(b) *Other Benefits.* The Company and/or Mobilepro shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company and/or Mobilepro on the same basis as Mr. Mazerski was entitled to participate immediately prior to such termination, provided that Mr. Mazerski's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Mr. Mazerski's participation in any such plan or program is barred, the Company and/or Mobilepro shall use its commercially reasonable efforts to provide Mr. Mazerski with benefits substantially similar (including all tax effects) to those which Mr. Mazerski would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Mr. Mazerski is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company and Mobilepro will no longer be obligated to continue the coverages provided for in this Section 5(b).

(c) *Other Termination of Employment.* In the event that Mr. Mazerski's employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Mr. Mazerski other than for Good Reason (as provided for in Section 4(b) hereof), the Company and/or Mobilepro shall pay or grant Mr. Mazerski any earned but unpaid salary, bonus, and Option Shares through Mr. Mazerski's final date of employment with the Company, and the Company and Mobilepro shall have no further obligations to Mr. Mazerski.

(d) *Withholding of Taxes.* All payments required to be made by the Company and/or Mobilepro to Mr. Mazerski under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

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(e) *No Other Obligations*. The benefits payable to Mr. Mazerski under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company and/or Mobilepro, except as specifically provided herein, and Mr. Mazerski will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company and/or Mobilepro provided by the foregoing and this Section 5, the Company and Mobilepro shall have no further obligations to Mr. Mazerski upon his termination of employment.

(f) *No Mitigation or Offset*. Mr. Mazerski shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset by the Company and/or Mobilepro of the payments or benefits set forth in this Section 5 except as provided in Section 5(b).

(6) Reimbursement of Costs

Other than as a result of a voluntary termination by Mr. Mazerski, or termination for cause, the Company and/or Mobilepro shall pay or reimburse Mr. Mazerski for all reasonable fees and disbursements of counsel, if any, incurred by Mazerski as a result of the termination of his employment with the Company (including, without limitation, those that may be incurred by Mr. Mazerski in seeking to obtain or enforce any right or benefit provided by this Agreement).

(7) Governing Law

This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws.

(8) Indemnity and Insurance

The Company and/or Mobilepro shall indemnify and save harmless Mr. Mazerski for any liability incurred by reason of any act or omission performed by Mr. Mazerski while acting in good faith on behalf of the Company and/or Mobilepro and within the scope of the authority of Mr. Mazerski pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Certificate of Incorporation and the General Corporation Law of the State of Delaware, except that Mr. Mazerski must have in good faith believed that such action was in, or not opposed to, the best interests of the Company and/or Mobilepro, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

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The Company and/or Mobilepro shall use its commercially reasonable best efforts to maintain in full force and effect the $3 million Directors and Officers liability insurance policy currently in effect and provide that such policy covers Mr. Mazerski.

(9) Non-Disparagement

At all times during the Employment Period and for a period of five (5) years thereafter (regardless of how Mr. Mazerski's employment was terminated), Mr. Mazerski shall not, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about the Company (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).

(10) Cooperation with the Company After Termination of Employment

Following termination of Mr. Mazerski's employment for any reason, Mr. Mazerski shall fully cooperate with the Company in all matters relating to the winding up of Mr. Mazerski's pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Following any notice of termination of employment by either the Company or Mr. Mazerski, the Company shall be entitled to such full time or part time services of Mr. Mazerski as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Mr. Mazerski shall be compensated for such services at the same rate as in effect immediately before the notice of termination.

(11) Lock-up Period.

Mr. Mazerski agrees that he will not sell or otherwise transfer or dispose of any shares of Mobilepro's common stock that he owns or is entitled to receive following the exercise of any Option Shares or convertible securities that he may receive following the Commencement Date until September 1, 2005. Mr. Mazerski also agrees that he will not sell or otherwise transfer or dispose of more than two hundred fifty thousand (250,000) shares of the Company common stock (this limitation is specific to the options contained in this Employment Agreement and does not relate to any other common stock Mr. Mazerski obtained through the sale of CloseCall America to Mobilepro) during any calendar quarter thereafter during the Employment Period.

(12) Notice

All notices, requests and other communications pursuant to this Agreement shall be sent by overnight mail to the following addresses:

If to Mr. Mazerski:

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If to the Company:

> Mobilepro Corp.
> Attn: Group President – Telco Operations
> 6701 Democracy Blvd.
> Suite 300
> Rockville, Maryland 20817
> Phone: 301.315.9040

(13) Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of Mr. Mazerski, the Company, or Mobilepro.

(14) Non-Assignment / Successors

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and/or Mobilepro upon any sale or all or substantially all of the Company's and/or Mobilepro's assets, or upon any merger, consolidation or reorganization of the Company and/or Mobilepro with or into any other corporation, all as though such successors and assigns of the Company and/or Mobilepro and their respective successors and assigns were the Company and/or Mobilepro; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Mr. Mazerski to the extent of any payments due to them hereunder. As used in this Agreement, the terms "Company" and "Mobilepro" shall be deemed to refer to any such successor or assign of the Company or Mobilepro referred to in the preceding sentence.

(15) Severability

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(15) Counterparts

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This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(16) Arbitration

Mr. Mazerski, the Company, and Mobilepro shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to Fifty Thousand Dollars ($50,000), provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than Fifty Thousand Dollars ($50,000), the parties hereby agree to submit such claim to mediation. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association ("AAA") in the state of Maryland, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision, which contains the essential findings and conclusions on which the decision is based. Mediation shall be governed by, and conducted through, the AAA. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(18) Entire Agreement

This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company, Mobilepro, and Mr. Mazerski with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Mr. Mazerski, the Company, and Mobilepro with respect to the subject matter hereof, whether written or oral (including that certain consulting arrangement between Mr. Mazerski and the Company). This Agreement may be amended or modified only by a written instrument executed by Mr. Mazerski, the Company, and Mobilepro.

IN WITNESS WHEREOF, the parties have executed this Agreement as of August 31, 2004.

Tom Mazerski	MOBILEPRO CORP.
/s/ Tom Mazerski	By: /s/ Jay O. Wright
	Jay O. Wright Chairman and CEO

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CLOSECALL AMERICA, INC.

President/CEO

By: /s/ Tom Mazerski

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